September 1, 2023

Zacks Trust

227 West Monroe Street

Suite 4350

Chicago, IL 60606

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 6 under the Securities Act of 1933 (Amendment No. 8 under the Investment Company Act of 1940) to the Registration Statement of the Zacks Trust filed on Form N-1A on August 4, 2023. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 7 under the Securities Act of 1933 (Amendment No. 9 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200 ■ Dallas, TX ■ Tel 214.665.3685